Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full Year 2010 Results

Pride International Acquisition Announced
ENSCO 7500 Contracted with Petrobras in Brazil Under a Multi-Year Contract
ENSCO 8503 Delivered and Mobilizing to First Well Under Sublet to Tullow
Two Ultra-Premium Harsh Environment Jackups Ordered

    London, England, 23 February 2011 … Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $0.90 for fourth quarter 2010, compared to $1.40 per share in fourth quarter 2009.  Earnings from discontinued operations were $0.03 per share in the fourth quarter, compared to $0.06 per share a year ago.  Diluted earnings per share were $0.93 in fourth quarter 2010, compared to $1.46 per share in fourth quarter 2009.  Discontinued operations relate to rigs no longer in the Company’s fleet. As previously reported, Ensco recovered possession of the ENSCO 69 jackup from a PDVSA affiliate in Venezuela and results for this rig have been reclassified as continuing operations in prior periods.

    Full year 2010 diluted earnings per share from continuing operations were $3.80, compared to $5.28 per share in 2009.  Earnings from discontinued operations were $0.26 per share in 2010, compared to $0.20 per share a year ago.  Diluted earnings per share were $4.06 in 2010, compared to $5.48 per share in 2009.

    Chairman, President and Chief Executive Officer Dan Rabun stated, “I am very pleased to report several major accomplishments in 2010. Two new ENSCO 8500 Series® ultra-deepwater semisubmersibles, ENSCO 8502 and ENSCO 8503, were delivered bringing our total active ultra-deepwater fleet to five rigs with three more to be completed by the end of next year. All of our active 8500 Series rigs are operating under multi-year contracts and we have attractive marketing opportunities for the three rigs under construction.”

    Mr. Rabun added, “In our jackup business, we acquired ENSCO 109, a KFELS MOD-V Super B jackup, and divested four of our less capable jackup rigs during 2010 as part of our high-grading strategy.  Recently, we ordered two ultra-premium harsh environment jackups with options for two additional rigs to further high-grade the fleet.  These rigs will be enhanced designs of the KFELS Super A jackups offering best-in-class HPHT equipment, pipe handling systems and hoisting capacity. Our accomplishments during 2010 place us in an excellent position to acquire Pride International, which we announced earlier this month.

    “In the fourth quarter, earnings decreased compared to the third quarter due to a decline in utilization and average day rates for both our deepwater and jackup fleets. Deepwater segment average day rates and utilization were negatively affected by the U.S. government’s decision not to issue drilling permits in the Gulf of Mexico.  We have negotiated lower standby rates with customers while they pursue permits to drill and we have sublet two rigs to new customers.  Ensco has maintained the full original contract term duration at full day rates under its contracts with deepwater customers in the U.S. Gulf of Mexico.

    “In 2011, we anticipate deepwater segment revenue will grow significantly as ENSCO 8503 commences drilling in French Guiana, ENSCO 7500 commences drilling in Brazil and assuming deepwater drilling permits begin to be issued in the U.S. Gulf. Recently, a court ordered the Bureau of Ocean Energy Management, Regulation and Enforcement to act on five pending permit applications submitted by Ensco’s customers no later than mid-March in response to a preliminary injunction motion in our civil action.

    “We expect further pressure on average reported jackup day rates in the first quarter as higher day rates from prior contracts are renewed at today’s lower market rates, however, leading-edge market day rates for premium jackup rigs have begun to increase in some regions over the past several months. For full year 2011, jackup utilization is anticipated to increase modestly.”

    Revenues in fourth quarter 2010 declined to $409 million from $498 million a year ago. Total deepwater segment revenue declined 8% to $113 million as a result of lower average day rates and utilization, partially offset by a $26 million demobilization fee recognized for ENSCO 7500 and the addition of ENSCO 8502 to the fleet. Total jackup segment revenues decreased 21% to $295 million, mostly due to a 21% decline in the average day rate, offset by a slight increase in utilization to 75%.

    Total operating expenses in fourth quarter 2010 increased to $266 million from $250 million last year, largely due to a $10 million rise in contract drilling expense. In fourth quarter 2009, contract drilling expense was reduced $18 million as a result of the collection of previously reserved receivables associated with ENSCO 69 operations in Venezuela. Adjusted for this item, contract drilling expense decreased $8 million year to year. Depreciation comprised $6 million of the increase in total operating expenses, mostly related to ENSCO 8502 joining the active fleet.

Segment Highlights

   Deepwater
    Deepwater segment revenues decreased to $113 million in fourth quarter 2010, from $124 million a year ago. Revenues of approximately $26 million related to the demobilization of ENSCO 7500 were recognized during fourth quarter 2010 as previously reported.  The average day rate was $295,000 and utilization was 67%, compared to $415,000 and 91%, respectively, for the prior year period. Contract drilling expense was $37 million in fourth quarter 2010, down from $45 million in fourth quarter 2009.  The decline in average day rate, utilization and contract drilling expense were driven mostly by ENSCO 7500, which was in a shipyard undergoing upgrades during fourth quarter 2010 compared to operating during fourth quarter 2009. The U.S. government did not issue permits to drill new deepwater wells in fourth quarter 2010 and Ensco agreed to lower day rates with customers. These negative factors were partially offset by ENSCO 8502 commencing operations in August 2010. ENSCO 8502 revenue for the period 13 August through 30 September was deferred in third quarter 2010, due to a previously disclosed dispute with a customer that has been resolved. Revenues for this period have been recognized in fourth quarter 2010.

   Total Jackup Segments
    Revenues from the jackup fleet totaled $295 million in fourth quarter 2010, down from $374 million a year ago. The decrease was due to a $27,000 decline in the average day rate to $102,000, partially offset by a one percentage point increase in utilization to 75%.  Contract drilling expense increased $18 million year over year; however, adjusted for the $18 million recovery of previously reserved receivables noted above, contract drilling expense was flat year over year.

	Fourth Quarter
	Deepwater			Total Jackup Segments			Reconciling Items		Consolidated Total
($ in millions)	2010	2009	Change	2010	2009	Change	2010	2009	2010	2009	Change

Revenues	$113.4	$123.9	-8%	$295.1	$373.9	-21%	$--	$--	$408.5	$497.8	-18%
Operating expenses
Contract drilling	36.6	44.9	-18%	149.0	130.9	14%	--	--	185.6	175.8	6%
Depreciation	13.6	9.7	40%	43.1	41.5	4%	0.4	0.4	57.1	51.6	11%
General and administrative	--	--	--	--	--	--	22.9	22.4	22.9	22.4	2%
Operating income (loss)	$ 63.2	$ 69.3	-9%	$103.0	$201.5	-49%	$(23.3)	$(22.8)	$142.9	$248.0	-42%

      Strong Financial Position – 31 December 2010
      Ensco continues to maintain a strong financial position:
•	$1.1 billion of cash and cash equivalents
•	$700 million fully available revolving credit facility
•	Long-term debt of only $240 million
•	Long-term debt-to-capital ratio of 4%

    Chief Financial Officer Jay Swent commented, "Cash increased to $1.1 billion, our leverage ratio is just 4% and contract backlog increased to approximately $3 billion. We returned $154 million to shareholders through dividends in 2010 and we invested $875 million in our fleet through capital expenditures and an acquisition of a high-specification jackup rig."

    Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 24 February 2011, to discuss fourth quarter 2010 results. The call will be broadcast live at www.enscoplc.com. Interested parties also may listen to the call by dialing (201) 689-8337. We recommend that participants call five to ten minutes before the scheduled start time.

    A replay of the conference call will be available by phone through 1 March 2011 by dialing (201) 612-7415 (Account 334, Conference ID 365453). A transcript of the call and access to the replay or MP3 download may be found within 36 hours at www.enscoplc.com on our home page under Investor Links/Quarterly Reporting.

    Ensco will hold its Annual General Meeting of Shareholders on 24 May 2011 at 8:00 a.m. (London time) in its corporate headquarters: 6 Chesterfield Gardens, 3rd Floor, London, England W1J 5BQ.  Holders of record of Ensco’s American depositary shares on 31 March 2011 are entitled to instruct the depositary for the shares on how to vote Ensco’s Class A ordinary shares at the General Meeting.

    Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. With a fleet of ultra-deepwater semisubmersible and premium jackup drilling rigs, Ensco serves customers with high-quality equipment, a well-trained workforce and a strong record of safety and reliability. To learn more about Ensco, please visit our website at www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London, W1J 5BQ.

    Statements contained in this press release that state the Company's or management's intentions, plans, hopes, beliefs, expectations, anticipations, projections, confidence, schedules, or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements include words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. The forward-looking statements include, but are not limited to, statements about the Company’s intention to acquire Pride International, Inc., high-grading the rig fleet by investing in new equipment and divesting selected assets, anticipated deepwater segment revenue growth, anticipated increase in jackup utilization, commencement of contracts for ENSCO 8503 in French Guiana, ENSCO 7500 in Brazil, and expectations regarding issuance of deepwater drilling permits in the U.S. Gulf, expectations regarding contracts for the three ENSCO 8500 Series® rigs under construction and funding for the remaining capital expenditures. Forward-looking statements also include statements regarding future operations, market conditions, cash generation, the impact of the BP Macondo well incident in the U.S. Gulf of Mexico, and the subsequent delay in drilling permit issuance by the U.S. government, contributions from our ultra-deepwater semisubmersible rig fleet expansion program, expense management, industry trends or conditions and the overall business environment; statements regarding future levels of, or trends in, utilization, day rates, including negotiated standby rates, revenues, operating expenses, contract term, contract backlog, capital expenditures, insurance, financing and funding; statements regarding future rig construction (including construction in progress and completion thereof), enhancement, upgrade or repair and timing thereof; statements regarding future delivery, mobilization, contract commencement, relocation or other movement of rigs and timing thereof; statements regarding future availability or suitability of rigs and the timing thereof; and statements regarding the likely outcome of litigation, legal proceedings, investigations or insurance or other claims and the timing thereof.

    Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including: (i) changes in U.S. or non-U.S. laws, including tax laws, that could effectively reduce or eliminate the benefits we expect to achieve from the December 2009 reorganization of the Company's corporate structure (the "redomestication"), adversely affect our status as a non-U.S. corporation or otherwise adversely affect our anticipated consolidated effective income tax rate, (ii) regulatory or legislative activity that would impact U.S. Gulf of Mexico operations, potentially resulting in claims of a force majeure situation under our drilling contracts, (iii) an inability to realize expected benefits from the redomestication, (iv) the impact of the BP Macondo well incident in the U.S. Gulf of Mexico upon future deepwater and other offshore drilling operations in general, and as respects current and future actual or de facto drilling permit and operations delays, moratoria or suspensions, new and future regulatory, legislative or permitting requirements (including requirements related to equipment and operations), future lease sales, laws and regulations that have or may impose increased financial responsibility and oil spill abatement contingency plan capability requirements and other governmental activities that may impact deepwater and other offshore operations in the U.S. Gulf of Mexico in general, and our existing drilling contracts for ENSCO 8500, ENSCO 8501, ENSCO 8502, ENSCO 8503 and our U.S. Gulf of Mexico jackup rigs in particular, (v) industry conditions and competition, including changes in rig supply and demand or new technology, (vi) risks associated with the global economy and its impact on capital markets and liquidity, (vii) prices of oil and natural gas and their impact upon future levels of drilling activity and expenditures, (viii) worldwide expenditures for oil and natural gas drilling, (ix) further declines in drilling activity, which may cause us to idle or stack additional rigs, (x) excess rig availability or supply resulting from delivery of newbuild drilling rigs, (xi) concentration of our rig fleet in premium jackups, (xii) concentration of our active ultra-deepwater semisubmersible drilling rigs in the U.S. Gulf of Mexico, (xiii) cyclical nature of the industry, (xiv) risks associated with offshore rig operations or rig relocations, (xv) inability to collect receivables, (xvi) availability of transport vessels to relocate rigs, (xvii) the ultimate resolution of the pending ENSCO 69 litigation and related package policy political risk insurance recovery, (xviii) changes in the timing of revenue recognition resulting from the deferral of certain revenues for mobilization of our drilling rigs, time waiting on weather or time in shipyards, which are recognized over the contract term upon commencement of drilling operations, (xix) operational risks, including excessive unplanned downtime due to rig or equipment failure, damage or repair in general and hazards created by severe storms and hurricanes in particular, (xx) changes in the dates our rigs will enter a shipyard, be delivered, return to service or enter service, (xxi) risks inherent to shipyard rig construction, repair or enhancement, including risks associated with concentration of our remaining three ENSCO 8500 Series® rig construction contracts and the two new jackup rig construction contracts in a single shipyard in Singapore, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, (xxii) changes in the dates new contracts actually commence, (xxiii) renegotiation, nullification, cancellation or breach of contracts or letters of intent with customers or other parties, including failure to negotiate definitive contracts following announcements or receipt of letters of intent, (xxiv) environmental or other liabilities, risks or losses, whether related to hurricane damage, losses or liabilities (including wreckage or debris removal) in the Gulf of Mexico or otherwise, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xxv) limited availability or high cost of insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris, (xxvi) self-imposed or regulatory limitations on drilling locations in the Gulf of Mexico during hurricane season, (xxvii) impact of current and future government laws and regulation affecting the oil and gas industry in general and our operations in particular, including taxation, as well as repeal or modification of same, (xxix) our ability to attract and retain skilled personnel, (xxx) governmental action and political and economic uncertainties, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims of a force majeure situation under our drilling contracts, (xxxi) terrorism,  military action or civil unrest impacting our operations, assets or financial performance, (xxxii) outcome of litigation, legal proceedings, investigations or insurance or other claims, (xxxiii) adverse changes in foreign currency exchange rates, including their impact on the fair value measurement of our derivative instruments, (xxxiv) potential long-lived asset or goodwill impairments, (xxxv) potential reduction in fair value of our auction rate securities and the ultimate resolution of our pending arbitration proceedings, (xxxvi) the ability to consummate the proposed merger with Pride, including the receipt of necessary shareholder approvals of both parties, (xxxvii) failure, difficulties and delays in obtaining regulatory clearances and approvals for the proposed merger with Pride, (xxxviii) failure, difficulties and delays in achieving expected synergies and cost savings associated with the proposed merger with Pride, or (xxxix) failure, difficulties and delays in meeting conditions required for closing set forth in the Pride merger agreement, including the ability to obtain necessary financing and the potential terms thereof, and (xl) other risks as described from time to time as Risk Factors in the Company’s SEC Filings.

    Moreover, the United Kingdom Parliament, Her Majesty's Revenue and Customs, the United States Congress or the Internal Revenue Service may enact new statutory or regulatory provisions that could adversely affect our status as a non-U.S. corporation or otherwise adversely affect our anticipated consolidated effective income tax rate. Retroactive statutory or regulatory actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive application.

    Copies of such SEC filings may be obtained at no charge by contacting our Investor Relations Department at 214-397-3015 or by referring to our website at www.enscoplc.com. All information in this press release is as of today. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company’s expectations.

Important Additional Information Regarding The Proposed Acquisition of Pride International, Inc. Will Be Filed With The SEC

In connection with the proposed transaction, Ensco will file a registration statement including a joint proxy statement/prospectus of Ensco and Pride with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND PRIDE ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION.  A definitive joint proxy statement/prospectus will be sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other relevant documents filed by Ensco and Pride with the SEC from the SEC's website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, 214-397-3015, or Investor Relations, Pride International, 5847 San Felipe Street, Suite 3300, Houston, TX 77057, 713- 917-2020.

Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco's proxy statement relating to its 2010 General Meetings of Shareholders and Pride’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on 5 April 2010 and 1 April 2010, respectively. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies' security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.

Investor and Media Contact:	Sean O'Neill
Vice President - Investor Relations
214-397-3011

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

OPERATING REVENUES	$408.5	$497.8	$1,696.8	$1,888.9

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	185.6	175.8	768.1	709.0
Depreciation	57.1	51.6	216.3	189.5
General and administrative	22.9	22.4	86.1	64.0
	265.6	249.8	1,070.5	962.5
OPERATING INCOME	142.9	248.0	626.3	926.4

OTHER (EXPENSE) INCOME , NET	(0.4)	2.6	18.2	8.8
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	142.5	250.6	644.5	935.2

PROVISION FOR INCOME TAXES	11.9	50.3	96.0	180.0

INCOME FROM CONTINUING OPERATIONS	130.6	200.3	548.5	755.2

DISCONTINUED OPERATIONS, NET	3.7	9.9	37.4	29.3

NET INCOME	134.3	210.2	585.9	784.5

NONCONTROLLING INTERESTS	(1.4)	(1.5)	(6.4)	(5.1)

NET INCOME ATTRIBUTABLE TO ENSCO	$132.9	$208.7	$ 579.5	$ 779.4

EARNINGS PER SHARE - BASIC
Continuing operations	$ 0.90	$ 1.40	$ 3.80	$ 5.28
Discontinued operations	0.03	0.06	0.26	0.20
	$ 0.93	$ 1.46	$ 4.06	$ 5.48
EARNINGS PER SHARE - DILUTED
Continuing operations	$ 0.90	$ 1.40	$ 3.80	$ 5.28
Discontinued operations	0.03	0.06	0.26	0.20
	$ 0.93	$ 1.46	$ 4.06	$ 5.48
NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$131.2	$206.0	$ 572.1	$ 769.7

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	141.2	140.7	141.0	140.4
Diluted	141.3	140.7	141.0	140.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2010	2009

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,050.7	$1,141.4
Accounts receivable, net	214.6	324.6
Other	171.4	186.8
Total current assets	1,436.7	1,652.8

PROPERTY AND EQUIPMENT, NET	5,049.9	4,477.3

GOODWILL	336.2	336.2

LONG-TERM INVESTMENTS	44.5	60.5

OTHER ASSETS, NET	184.2	220.4

	$7,051.5	$6,747.2

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$ 331.8	$ 467.7
Current maturities of long-term debt	17.2	17.2
Total current liabilities	349.0	484.9

LONG-TERM DEBT	240.1	257.2

DEFERRED INCOME TAXES	358.0	377.3

OTHER LIABILITIES	139.4	120.7

TOTAL EQUITY	5,965.0	5,507.1

	$7,051.5	$6,747.2

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended
	December 31,
	2010	2009

OPERATING ACTIVITIES
Net income	$ 585.9	$ 784.5
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	216.3	189.5
Gain on disposal of discontinued operations, net	(38.6)	--
Other	110.2	82.5
Changes in operating assets and liabilities	(57.1)	129.1
Net cash provided by operating activities of continuing operations	816.7	1,185.6

INVESTING ACTIVITIES
Additions to property and equipment	(875.3)	(857.2)
Proceeds from disposal of discontinued operations	158.1	14.3
Other	1.5	2.6
Net cash used in investing activities	(715.7)	(840.3)

FINANCING ACTIVITIES
Cash dividends paid	(153.7)	(14.2)
Reduction of long-term borrowings	(17.2)	(17.2)
Other	(21.7)	(2.8)
Net cash used in financing activities	(192.6)	(34.2)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	0.5

Net cash provided by operating activities of discontinued operations	1.4	40.2

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(90.7)	351.8

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,141.4	789.6

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,050.7	$1,141.4

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

			Third
	Fourth Quarter		Quarter
2010		2009	2010

Utilization(1)

Deepwater	67%	91%	75%

Asia Pacific(3)	69%	80%	74%
Europe and Africa	75%	60%	76%
North and South America(4)	84%	79%	88%
Total jackups	75%	74%	79%

Total	74%	75%	79%

Average day rates(2)

Deepwater	$294,905	$415,045	$387,777

Asia Pacific(3)	104,242	128,464	112,993
Europe and Africa	127,683	159,080	126,160
North and South America(4)	82,591	111,248	81,689
Total jackups	102,235	129,223	105,068

Total	$117,987	$153,779	$127,545

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period.  Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations.  For newly constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues and lump sum revenues, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

(3)	ENSCO I, the only barge rig in our fleet, is currently cold-stacked in Singapore and has been excluded from rig utilization and average day rates for our Asia Pacific operating segment.
(4)	ENSCO 69 has been excluded from rig utilization and average day rates for our North and South America operating segment during the period the rig was controlled and operated by Petrosucre, a subsidiary of Petróleos de Venezuela, S.A, the national oil company of Venezuela (January 2009 - August 2010).